Exhibit 99.1

For more information contact:
Charles F. Champion	Joseph N. Jaffoni
Chief Executive Officer	Richard Land
Youbet.com, Inc.	Jaffoni & Collins Incorporated
818/668-2100	212/835-8500orubet@jcir.com
FOR IMMEDIATE RELEASE

Conference Call:	Today, December 1, 2005 at 2:00 p.m. EST
Dial-in number:	706/634-1150
Webcast: www.	fulldisclosure.com or www.youbet.com

Replay information provided below.
YOUBET.COM TO ACQUIRE UNITED TOTE COMPANY FOR $49 MILLION
- Youbet to Realize Further Revenue Diversification Through New Services,
Product Opportunities and Distribution Channels -
Woodland Hills, CA, December 1, 2005 — Youbet.com, Inc. (NASDAQ:UBET), announced today that it entered into a definitive agreement to acquire privately-held United Tote Company for approximately $34.2 million in cash. Youbet expects to fund the purchase price and additional capital needs of the company with cash on hand and expected proceeds from an equity financing pursuant to the company’s effective shelf registration statement and a new loan facility that will be used to refinance approximately $14.4 million of secured debt (primarily related to the financing of equipment that is leased to United Tote’s track customers). The acquisition of United Tote is expected to be accretive to Youbet’s fiscal 2006 operating results, assuming that the proposed equity financing is completed at approximately the closing share price on November 30th ($5.58). The acquisition is expected to close within the next 60 days, subject to a financing contingency and other customary closing conditions.
Founded in 1959, United Tote is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services that process more than $7 billion in handle (wagers) annually on a global basis, approximately 90% of which is North American pari-mutuel handle. United Tote supplies pari-mutuel tote services to approximately 94 racing facilities in North America, including Churchill Downs and New York Racing Association (NYRA) tracks, and 11 facilities in Korea, Mexico, Spain and other foreign markets.
Commenting on the transaction, Youbet Chairman, President and CEO, Charles F. Champion, stated, “This is an excellent strategic and financial opportunity for Youbet, as it advances our efforts to be an end-to-end technology provider for the pari-mutuel industry, further diversifies our product offerings and sources of revenue, and is expected to be accretive to our fiscal 2006 operating results. By acquiring United Tote, we expect to benefit from their increasing market share in providing tote services and products that are considered by many in the pari-mutuel wagering industry to be the most advanced in the market.”

United Tote has developed exciting new game content and contest offerings such as Fanta-Bet, a new competition wagering concept that was recently launched at Churchill Downs. With a $20 entry fee, Fanta-Bet players compete for daily prizes as they use “Fantasy Dollars” to make wagers on live racing at Churchill Downs and other featured tracks. Fanta-Bet and other new games blend head-to-head competition with the interactive wagering devices increasingly available at race tracks.
United Tote’s other current product offerings include its new F4 touch-screen terminals, named by Casino Journal as one of the “Most Innovative Gaming Technology Products” of the year, FastBetSM, a cashless and ticket-less wagering card, and EnterBet™, a technology offering that allows easy touch-screen player wagering, as well as the platform for United Tote’s new and exciting games and contests.
Mr. Champion continued, “Strategically, we are also attracted to the additional products and platform offerings being developed by United Tote. We believe that United Tote’s game content, such as their innovative racing and sports contest offerings, have many potential applications beyond the markets in which they are currently deployed. Accordingly, we expect that Youbet will benefit from significant near- and long-term synergies and provide further revenue diversification through new entertainment products, terminal and kiosk distribution channels and established global customer relationships, including those in key growth markets for Youbet.
“United Tote’s management shares our passion for developing market leading technology solutions and innovative products and services that benefit customers and also deliver a significant return on investment. We look forward to growing our respective core businesses and realizing strategic growth opportunities following the closing of the acquisition.”
Youbet believes it will benefit from higher United Tote EBITDA in 2006 based on a number of factors, including expectations for higher fiscal 2006 revenue due to several factors, such as a full year of benefit from contracts entered into in 2005 and anticipated new tote contract revenue and equipment sales, as well as expectations for operational synergies. United Tote generated approximately $23.0 million in revenue and $2.8 million in EBITDA (earnings before interest, taxes, depreciation and amortization) on a consolidated basis for the twelve month period ended December 31, 2004 and approximately $19.6 million in revenue and $2.0 million in EBITDA for the nine month period ended September 30, 2005. A reconciliation of United Tote’s EBITDA to net income, the most comparable GAAP financial measure, can be found at the end of this release.
Youbet will host a conference call and simultaneous webcast at 2:00 p.m. EST today, both of which are open to the general public. The conference call number is 706/634-1150; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.fulldisclosure.com or www.youbet.com (select “About Youbet.com”); allow 15 minutes to register and download and install any necessary software. Following completion of the call, a replay can be accessed for thirty days on the Internet at the above link.
Youbet Fiscal 2005 Fourth Quarter Handle Update
While Youbet does not provide forward-looking guidance, in light of the company’s proposed equity financing, Youbet is providing the following update on fiscal 2005 fourth quarter handle to date.

For the nine months ended September 30, 2005 Youbet’s handle was approximately 28% higher than the same period of fiscal 2004. In October and November, due to inclement weather, Youbet lost at least 250 more races, at predominantly premier tracks, compared to the same two month period last year. In addition, Hollywood Park, one of Youbet’s highest volume tracks, cancelled all 60 of their turf races for their November-December meet. Hollywood Park also shortened their Fall Meet by four total racing days compared to the prior year’s meet. Further, three other tracks recently announced shorter meets for this year compared to last year.
As a result of these events, we expect that our handle growth rate for the fourth quarter will be significantly lower than our handle growth rate for the first nine months of 2005, and that our results of operations will be adversely impacted.
Reconciliation of United Tote Company (Consolidated) Net Income to EBITDA

	Twelve Month	Nine Month
	Period Ended	Period Ended
	12/31/04	9/30/05
Net income (loss)	$1,191,978	$(60,158)
Depreciation and amortization	734,864	1,619,587
Interest income, net	(48,192)	460,336
Taxes	946,082	20,304
EBITDA (1)	$2,824,732	$2,040,069

(1)	EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Youbet considers EBITDA an important measure of its and United Tote’s financial performance and of its ability to generate cash flows to measure operating performance, fund capital expenditures and fund other corporate investing and financing activities. EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members can watch and, in most states, wager on the widest variety of horse racing content available via Youbet.com’s website. Members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet’s Players Trust SM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Founded in 1997, Youbet is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com. More information on United Tote can be found at its website www.unitedtote.com.
This press release is not an offer to sell Youbet securities and it is not soliciting an offer to buy Youbet securities. Any offer to sell Youbet securities will be made pursuant to a separate prospectus filed with the Securities and Exchange Commission.

This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in Youbet’s filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: our successful acquisition and integration of United Tote; our ability to retain United Tote’s customers; our ability to retain United Tote’s key employees; the continued success of United Tote’s business; the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; the inability of the Company to successfully complete acquisitions and integrate acquired operations smoothly; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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